SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 16, 2005

STEEL DYNAMICS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804
(Address of principal executive officers) (Zip Code)

Registrant’s telephone number, including area code: 260-459-3553

(Former name or former address, if changed since last report)
Not Applicable

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (b)      On March 16, 2005, Steel Dynamics, Inc., with regret, accepted the resignation of James E. Kelley, 86, as a director of the company. Mr. Kelley’s resignation was brought about solely as a result of Mr. Kelley’s failing health, making it too difficult for him to attend or otherwise participate in both regular and special board and/or committee meetings. Mr. Kelley was also a member of registrant’s Audit and Compensation Committees.

     (d)      On March 16, 2005, Dr. Frank D. Byrne, 52, of Madison, Wisconsin, and James C. Marcuccilli, 54, of Fort Wayne, Indiana, were appointed as new directors of registrant, by action of registrant’s board of directors, to fill the vacancy created by the resignation of James E. Kelley, 86, due to his ill health, and to fill an additional vacancy created by the board’s enlargement of the board of directors to eleven members.

There are no arrangements or understandings between either of the new directors and any other person in connection with the selection of these individuals as a director.

Dr. Byrne will serve on registrant’s Compensation Committee, and Mr. Marcuccilli will serve on registrant’s Corporate Governance and Nominating Committee. Both persons qualify as “independent” directors under applicable SEC and Nasdaq rules, bringing the total number of registrant’s independent directors to seven out of eleven directors.

The appointment of both new directors is for the balance of the current director term, through registrant’s annual meeting of stockholders scheduled to take place in Fort Wayne, Indiana, on May 19, 2005. Both new directors will stand as candidates for reelection at the annual meeting.

Neither Dr. Byrne nor Mr. Marcuccilli has had or been involved in any transaction or series of similar transactions, since the beginning of registrant’s last fiscal year or otherwise, nor are either of these persons the subject of any proposed transaction or series of similar transactions with registrant or any of its subsidiaries, in connection with which such persons had or will have a direct or indirect material interest and in which the amount involved exceeds or would exceed $60,000.

Item 5.03. Amendments to Articles of Incorporation or Bylaw; Change in Fiscal Year.

Effective March 16, 2005, registrant’s board of directors amended Section 3.2 of its Bylaws to establish the number of directors of the company at eleven. Furthermore, Sections 3.1, 3.2, 3.4 and 3.5 of the Bylaws were amended to delete therefrom references to “alternate” directors and to a “Stockholders Agreement,” both of which are non-existent.

Item 7.01. Regulation FD Disclosure.

On March 17, 2005, registrant issued a press release entitled “Steel Dynamics Appoints Two to Board of Directors.” A copy of this press release is furnished herewith as Exhibit 99.1.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

	By:	/s/ Gary Heasley
Gary Heasley
Date: March 18, 2005		Title:	Vice President and Chief Financial Officer